Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (referred to as the “Separation Agreement”) is entered into by and between John I. Hill (“Mr. Hill”) and Advance America, Cash Advance Centers, Inc., its affiliates, subsidiaries, successors and assigns, and their respective directors, officers, employees and agents (collectively and individually, “the Company”).

WHEREAS, Mr. Hill is an employee of the Company in a Chief Financial Officer position and has performed various other roles;

WHEREAS, Mr. Hill was employed by the Company for nearly six (6) years; and

WHEREAS, Mr. Hill and the Company are concluding their employment relationship and wish to enter into this Separation Agreement;

NOW THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.             Voluntary Agreement.  Mr. Hill agrees that the Company is not required by law or otherwise to provide severance benefits, but that the Company has, in consideration for the promises set forth herein, voluntarily elected to provide certain benefits to him under the terms of this Separation Agreement.  Each party hereto represents, declares and agrees that he or it voluntarily accepts the provisions of this Separation Agreement for the purposes of making a full and final compromise, adjustment and settlement of all claims herein described.

2.             Severance Date and Resignation.  The parties agree that as of August 21, 2007 (the “Severance Date”), Mr. Hill’s employment with the Company will cease.  Mr. Hill agrees that as of August 21, 2007 he has tendered, and the Company has accepted, his resignation as to his position as Chief Financial Officer of the Company and every other position as an employee, officer, agent or trustee of each and every affiliated entity or benefit plan.

3.             Consideration.

a.             Mr. Hill understands and agrees that in consideration for his promises set forth herein, he will receive benefits under this Separation Agreement to which he would not otherwise be entitled.  The parties agree that in consideration for Mr. Hill’s promises set forth herein, the Company will pay to Mr. Hill twelve months of his current base salary, consisting of three hundred, sixty-two thousand dollars ($362,000), to be paid in equal regular payroll installments beginning with the first payroll period after the effective date of this Separation Agreement.  The Company will also pay to Mr. Hill a lump sum payment of forty-two thousand, two hundred, thirty-three dollars ($42,233) representing a pro-rated bonus for 2007, which amount shall be paid when annual bonus payments for 2007 are regularly paid to the Company’s other executives, but not later than March 1, 2008.

b.             Also, for a period of no more than twelve (12) months following the Severance Date, in the event that Mr. Hill elects and is granted COBRA continuation coverage under the Company’s group health plan for medical coverage for Mr. Hill and his dependents, the Company will pay that percentage of Mr. Hill’s monthly premiums for such coverage as the Company has been paying immediately prior to the Severance Date.  Mr. Hill shall be solely and exclusively responsible for paying the remainder of such monthly premiums.   Notwithstanding the foregoing, in the event Mr. Hill obtains other employment whereby he is eligible for reasonably equivalent medical benefits, the Company shall not be required to continue to subsidize the group health benefit coverage for Mr. Hill and his dependents under the Company’s group health benefit plans.  Mr. Hill agrees to notify the Company in writing within ten (10) days of obtaining employment whereby he is eligible to receive reasonably equivalent medical benefits from his employer.

c.             The foregoing payments described in Sections 3(a) and (b) will be subject to applicable federal, state and local taxes and other deductions.  In addition, the foregoing payments are subject to and conditioned upon Mr. Hill’s compliance with the terms and conditions of Section 6 of this Agreement.

d.             Mr. Hill further agrees that all benefits the Company provided him in connection with his employment will terminate as of the Severance Date, but that if Mr. Hill was, on the day immediately preceding the Severance Date, covered under a medical plan sponsored by the Company, the Company will provide him with a Notice Under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as it relates to the continuation of health and dental insurance.  Mr. Hill understands that his accrued and unused vacation days, if any, will be addressed in accordance with the Company’s vacation policy guidelines in effect as of the Severance Date.

e.             Mr. Hill desires to receive the above-described severance benefits, which are intended to provide an economic bridge during possible unemployment and not as compensation for services previously rendered.  In addition, the parties desire to resolve any existing or potential disputes or claims that Mr. Hill has or may have with or against the Company.  In consideration of the aforementioned severance pay and benefits, Mr. Hill and the Company agree as follows:

i.              Mr. Hill hereby waives, releases and completely discharges the Company from any and all claims, demands, rights, liabilities and causes of action of every kind and description whatsoever, whether known or unknown, that are asserted or could have been asserted against the Company arising out of Mr. Hill’s employment with the Company or the termination thereof.  This includes but is not limited to claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, fraud, misrepresentation, defamation, personal injury, negligent or intentional infliction of emotional harm or distress, conspiracy to terminate wrongfully, loss of consortium, invasion of privacy, wrongful denial of severance pay, failure to pay earned wages, failure to comply with state or federal laws governing payment of overtime, and/or discrimination or harassment based on race, color, national origin, sex, religion, age, disability, veteran’s status and/or retaliation.  This waiver, release and discharge also includes but is not limited to claims under the Age Discrimination in Employment Act of 1967 (and as amended in 1978 and 1986), the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1964, including the Equal Employment Act of 1972, the Equal Pay Act of 1963, the Americans with Disabilities Act of

1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and any other state, local or federal laws or regulations.  For the avoidance of doubt, nothing contained in this waiver, release and discharge limits or impairs the indemnification obligations set forth in Section 7 hereinbelow.  Nothing in this Separation Agreement limits Mr. Hill’s right to challenge the validity of this Separation Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

ii.             Mr. Hill agrees that he may not obtain relief if any claim or charge of discrimination is brought by him or some other person or agency on his behalf and he agrees that he will not maintain any claim or action in any local, state or federal court against the Company relating to  his employment and/or termination of employment.  Mr. Hill understands that he is not waiving or releasing any claims that may arise after this Separation Agreement is executed, or any claims related to worker’s compensation or unemployment compensation.  Mr. Hill agrees that he will not in the future seek, and will not be eligible for, reemployment or independent contractor status by the Company, and he acknowledges and agrees that the Company has no obligation to reinstate him or to employ him in the future.

iii.            The Company represents and warrants that it currently  has no knowledge of  any claim, demand, right or cause of action (collectively, a “Claim”) against and/or involving Mr. Hill.  The Company further represents and warrants that it has no present intention to make or file a lawsuit against Mr. Hill.

iv.            Mr. Hill represents and warrants that he has no knowledge of any claim, demand, right or cause of action or other claim against and/or involving the Company.

4.             Restricted Stock.   Pursuant to the Restricted Stock Agreements by and between the Company and John I. Hill dated December 21, 2004 and January 31, 2006, the Company granted to Mr. Hill a total of 166,666 restricted shares of common stock of the Company, par value $.01 per share (“Restricted Stock”), subject to all of the terms and conditions of the Company’s 2004 Omnibus Stock Plan (the “Stock Plan”) and the respective Restricted Stock Agreements.  The Company and Mr. Hill acknowledge and agree that a total of 56,944 shares of the Restricted Stock have become Vested Shares as of August 20, the day before the Severance Date.  The Company and Mr. Hill agree that the Restricted Stock granted to Mr. Hill shall be treated according to the terms of the Stock Plan and the Restricted Stock Agreements.

5.             Stock Options.  Pursuant to the Non-Qualified Stock Option Agreement by and between the Company and John I. Hill dated October 27, 2005, the Company granted to Mr. Hill an option to purchase a total of 250,000 shares of common stock of the Company, par value $.01 per share (“Option Shares”), subject to all of the terms and conditions of the Stock Plan and the Non-Qualified Stock Option Agreement.  The Company and Mr. Hill acknowledge and agree that a total of 31,250 Option Shares subject to the Non-Qualified Stock Option Agreement have become vested as of August 20, the day before the Severance Date.  The Company and Mr. Hill agree that the Option Shares granted to Mr. Hill shall be treated according to the terms of the Stock Plan and the Non-Qualified Stock Option Agreement.

6.             Non-Competition, Non-Solicitation, Confidential Information.

a.             Mr. Hill acknowledges and agrees with the Company that Mr. Hill’s services to the Company were unique in nature and that the Company would be irreparably harmed and would lack an adequate remedy at law if Mr. Hill were to provide similar services to any person or entity competing with the Company or engaged in a similar business.  Mr. Hill further acknowledges and agrees that the covenants and agreements set forth in this Agreement are a material inducement to the Company and Buyer to enter into this Separation Agreement and consummate the transactions contemplated thereby, and that Mr. Hill shall receive substantial direct and indirect benefits by virtue of the transactions contemplated by this Separation Agreement.  Mr. Hill accordingly covenants and agrees with the Company that during the period commencing on the Severance Date and ending on the third (3rd) anniversary of that date (the “Noncompetition Period”), Mr. Hill shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in the Restricted Business.  For purposes of this Separation Agreement, the term “Restricted Business” means the business of the Company and its subsidiaries as conducted on the date hereof anywhere in the United States, Canada, or the United Kingdom.  For purposes of this Separation Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).  Notwithstanding the foregoing, Mr. Hill may own, directly or indirectly, solely as an investment, securities of any person (i) having a class of securities registered under the Securities Exchange Act of 1934 if Mr. Hill is not involved in the business of said person and if Mr. Hill and Mr. Hill’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not, directly or indirectly, own more than an aggregate of three percent (3%) of any class of securities of such person, or (ii) provided such securities are held through an investment vehicle for which Mr. Hill does not make the investment decisions.

b.             During the Noncompetition Period, Mr. Hill shall not, directly or indirectly, either for himself or any other person or entity, (i) induce or attempt to induce any employee of the Company (or any of its direct or indirect subsidiaries) to leave the employ of the Company (or any of its direct or indirect subsidiaries), or in any way interfere with the relationship between the Company (or any of its direct or indirect subsidiaries), and any employee thereof in a manner that has an adverse effect on the Company (or any of its direct or indirect subsidiaries), (ii) hire directly or through another entity any exempt and/or professional person who was an employee of the Company (or any of its direct or indirect subsidiaries) during the (a) twelve-month period immediately prior to the date on which such hiring would take place in the case of an employee who voluntarily terminates his employment with the Company (or any of its direct or indirect subsidiaries) or (b) six-month period immediately prior to the date on which such hiring would take place in the case of an employee whose employment is terminated involuntarily by the Company (or any of its direct or indirect subsidiaries), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company (or any of its direct or indirect subsidiaries) to cease doing business with the Company (or any of its direct or indirect subsidiaries), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (or its direct or indirect subsidiaries) (including, without limitation, making any negative statements or communications concerning the Company (or any of its direct or indirect subsidiaries)) in a manner that has an adverse effect on the Company (or any of its direct or indirect subsidiaries), or (iv) solicit or accept any business of the nature performed or provided by the Company from any customer, supplier, licensee or other business relation of the Company and that Mr. Hill will not take any steps, directly or indirectly, to cause or to assist any other person to cause any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or to decrease its level of business with the Company.  For purposes of this Section 6(b)(iii) and 6(b)(iv), the term “customer, supplier, licensee or other business relation of the Company” shall be limited to any person, business, or entity that was a customer, supplier, licensee or other business relation of the Company and (i) that Mr. Hill had contact with during Mr. Hill’s last twelve (12) months of employment; or (ii) about which Mr. Hill possessed or had access to confidential information during Mr. Hill’s last twelve (12) months of employment with the Company.

c.             Unless required by law, at all times during and after the Noncompetition Period, Mr. Hill shall keep secret and retain in strictest confidence, and shall not use for the benefit of Mr. Hill or others, or disclose to others, all confidential information or matters of the Company (or its direct or indirect subsidiaries), including, without limitation, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans of the Company (or its direct or indirect subsidiaries) learned by Mr. Hill heretofore or hereafter.  For the purposes of this Separation Agreement, “confidential information or matters of the Company” does not include information which is or becomes generally available to the public, other than as a result of a disclosure in violation of this Separation Agreement.

d.             Mr. Hill acknowledges and agrees that the foregoing obligations set forth in this Section 6 are material terms of this Agreement and that his compliance with the same are a condition to his receipt of each payment described and set forth in Section 3 of this Agreement.  The Company has the right to discontinue such payments, and Mr. Hill shall forfeit his right to such payments and must tender any such payments previously made to Mr. Hill back to the Company, in the event Mr. Hill fails to comply with any of the foregoing obligations of this Section 6.  In addition to, and without limitation of, any rights which the Company may otherwise have, at law or in equity, the Company shall also have the right to temporary, preliminary, and permanent injunctive relief against Mr. Hill in a court of competent jurisdiction in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law.  Mr. Hill also agrees that the Company is entitled to its reasonable attorneys’ fees and costs incurred in enforcing this Agreement or successfully prosecuting or defending any action under this Agreement.  Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement is hereby specifically and expressly waived by Mr. Hill).

e.             Mr. Hill acknowledges that the scope and length of the restrictions placed on Mr. Hill hereby are fair, reasonable and lawful and are limited and narrowly tailored to protect the legitimate business interests of the Company.  If a court shall determine that the scope or length of any such restriction is unduly broad or long, the court may modify such restrictions as necessary to make the same lawful and enforceable to the fullest extent under the law.

7.             Indemnification.  Mr. Hill understands that in the event legal action is taken against the Company and/or him in which he is a named defendant after the Severance Date, that any indemnification obligations from the Company which applied to him as an officer of the Company, including, but not limited to any and all applicable insurance coverage such as directors and officers liability insurance coverage, will continue and the same protections will be afforded to him in the future that existed as of the date of this Separation Agreement.

Furthermore, Mr. Hill agrees that the Company may request his assistance in the form of truthful testimony or written statements from time to time regarding matters which arose during his employment with the Company, and agrees to cooperate with the Company, at the Company’s expense, to resolve any such matters as reasonably necessary.

8.             No Confidentiality.  The parties acknowledge and agree the Company may be required to disclose and publish this Separation Agreement in a report on Form 8-K pursuant to federal law.

9.             Non-Disparagement.  Mr. Hill agrees that Mr. Hill will not publicly or privately disparage the Company or any of the the Company’s products, services, divisions, affiliates, subsidiaries, or related companies, or Company’s current or former officers, directors, trustees, employees, agents, administrators, attorneys, representatives, or fiduciaries.  Notwithstanding the foregoing, neither Mr. Hill nor the Company will be restricted from providing information about the other as required by a court or governmental agency or by applicable law.

10.           Independent Review.  The Company advises Mr. Hill to consult with an attorney before signing this Separation Agreement. Mr. Hill agrees that he has had sufficient opportunity to discuss this Separation Agreement with a private attorney before signing it.  Mr. Hill agrees that this Separation Agreement shall be final and binding.

11.           Not an Admission of Liability.  Mr. Hill and the Company mutually agree that this Separation Agreement is not to be construed as an admission that either the Company or Mr. Hill has violated any law or breached any of  the Company’s policies or procedures with respect to Mr. Hill’s employment or separation therefrom.

12.           Employment Recommendation.  Upon the request and direction of Mr. Hill, the Company shall provide any and all third parties with a job reference on behalf of Mr. Hill, such recommendation to include the following information:  dates of employment and job title.

13.           Governing Law.  This Agreement shall be construed according to the laws of South Carolina, and any dispute arising hereunder shall be submitted only to a state or federal court of competent jurisdiction in South Carolina.

14.           Entire Agreement.  With the exception of the aforementioned Stock Plan, Restricted Stock Agreements, and Non-Qualified Stock Option Agreement between the parties,

all of which are incorporated herein by reference, this Separation Agreement contains the entire agreement between Mr. Hill and the Company and can only be modified by a subsequent written agreement.  The parties agree that if any clause, paragraph, or sub-paragraph in this Separation Agreement is found to be invalid, such invalidity will not affect the validity of the other clauses herein.

15.           Older Workers Benefit Protection Act.  Mr. Hill hereby agrees to the following:

I understand that I have twenty-one (21) days from the date this agreement was provided to me (“Waiting Period”) to consider this Separation Agreement.  By signing this Agreement before the end of Waiting Period, I am voluntarily electing to forego any time remaining. I agree that any change, material or immaterial, to the terms of this Separation Agreement does not restart the running of the Waiting Period.   I also understand that I have seven (7) days after signing to revoke this Separation Agreement.  Should I decide to revoke this Agreement within seven days after signing, I understand that I must do so in writing and have it personally delivered to the Chief Executive Officer of the Company before the end of the seventh day.  I understand that this Agreement will not become effective until the end of the seventh day, provided that I have not revoked it.

I ACKNOWLEDGE THAT I HAVE FULLY READ AND UNDERSTAND THIS SEPARATION AGREEMENT, INCLUDING MY RELEASE AND WAIVER OF CLAIMS AGAINST THE COMPANY, THAT GOOD AND SUFFICIENT CONSIDERATION HAS BEEN GIVEN TO ME FOR SIGNING THIS SEPARATION AGREEMENT, THAT THE EXECUTION OF THIS SEPARATION AGREEMENT IS VOLUNTARY AND DONE OF MY OWN FREE WILL, ACT, AND DEED, AND THAT I HAVE HAD AN OPPORTUNITY TO SEEK COUNSEL WITH AN ATTORNEY AND HAVE HAD SUFFICIENT TIME TO READ THE SEPARATION AGREEMENT AND MAKE A DECISION REGARDING ACCEPTANCE OF ITS TERMS.

Agreed to and accepted by:

/s/ John I. Hill	/s/ Illegible
John I. Hill	Witness

8/28/2007
Date

Advance America, Cash Advance Centers, Inc.

/s/ Kenneth E. Compton

By: Kenneth E. Compton
Its: Chief Executive Officer